Prospectus Supplement No. 16 (to Prospectus dated April 25, 2024)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-278673
Prospectus Supplement No. 12 (to Prospectus dated August 13, 2024)	Registration No. 333-280366 Registration No. 333-282132
Prospectus Supplement No. 8 (to Prospectus dated September 25, 2024)	Registration No. 333-282130
Prospectus Supplement No. 8 (to Prospectus dated September 25, 2024)

BRAND ENGAGEMENT NETWORK INC.

46,752,838 Shares of Common Stock (Inclusive of 21,190,316 Shares of Common Stock

Underlying Warrants, 1,583,334 Shares of Common Stock Underlying Convertible Notes and 163,407 Shares of Common Stock Underlying Options)

6,126,010 Warrants to Purchase Common Stock

6,393,333 Shares of Common Stock (Inclusive of 4,200,000 Shares of Common Stock

Underlying Warrants)

28,370,786 Shares of Common Stock

3,598,943 Shares of Common Stock (Inclusive of 960,000 Shares of Common Stock

Underlying Warrants)

This prospectus supplement updates and supplements (i) the prospectus of Brand Engagement Network Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), dated April 25, 2024, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-278673) (the “April Prospectus”), (ii) the prospectus dated August 13, 2024, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-280366) (the “August Prospectus”), (iii) the prospectus dated September 25, 2024, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-282132) (the “SEPA Prospectus”) and (iv) the prospectus dated September 25, 2024, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-282130) (the “September Prospectus”, together with the April Prospectus, the August Prospectus and the SEPA Prospectus, the “Prospectuses”). This prospectus supplement is being filed to update and supplement the information in the Prospectuses with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on January 17, 2025. Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectuses. This prospectus supplement updates and supplements the information in the Prospectuses. If there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock, par value $0.0001 per share (the “Common Stock”) and the public warrants representing the right to acquire one share of Common Stock for $11.50 (the “Public Warrants”), are listed on Nasdaq under the symbols “BNAI,” and “BNAIW,” respectively. On January 16, 2025, the last reported sales price of the Common Stock was $0.6006 per share, and the last reported sales price of our Public Warrants was $0.0501 per Public Warrant. We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

Investing in our securities involves risk. See “Risk Factors” beginning on page 6 of the April Prospectus, page 7 of the August Prospectus, page 9 of the SEPA Prospectus and page 8 of the September Prospectus to read about factors you should consider before investing in shares of our Common Stock and Public Warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 17, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2025

BRAND ENGAGEMENT NETWORK INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40130	98-1574798
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

145 E. Snow King Ave

PO Box 1045

Jackson, WY 83001

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (307) 757-3650

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BNAI	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	BNAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

On January 17, 2025, Brand Engagement Network Inc., a Delaware corporation (the “Company”), delivered a notice of termination (“Notice”) to AFG Companies, Inc. (“AFG”) terminating the Exclusive Reseller Agreement, dated August 19, 2023, as amended, by and between the Company and AFG (the “Reseller Agreement”). The Notice only applies to the Reseller Agreement and does not affect AFG’s obligations under the Subscription Agreement, dated September 7, 2023, by and between the Company and AFG (the “Subscription Agreement”); however, in light of the Notice and the AFG Lawsuit (as defined below), the Company is uncertain whether AFG will fulfill its obligations under the Subscription Agreement.

Item 7.01	Regulation FD Disclosure.

On January 17, 2025, the Company issued a press release announcing the termination of the Reseller Agreement and the filing of the AFG Lawsuit. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section. Further, the information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filing.

Item 8.01	Other Events.

On January 16, 2025, the Company filed a lawsuit against AFG and its Chief Executive Officer, Ralph Wright Brewer III, in the Northern District of Texas, Dallas Division alleging fraudulent misrepresentation, breach of contract, and the concealment of a ransomware attach on its own network shortly before the Reseller Agreement was executed (the “AFG Lawsuit”).

The Company remains committed to, and intends to continue developing, its automotive vertical. The Company intends to utilize additional channel partners and grow its sales team to further expand its customer base and drive revenues. The Company is finalizing preparations to launch its Automotive AI Agent, a solution that integrates with major automotive data and service platform providers and supports over 13,000 dealerships nationwide. Additionally, the Company plans to expand its efforts through pilot programs in the Midwest, stronger reseller partnerships in Mexico, and collaborations with Canadian dealership groups. Recently, the Company has secured automotive pilots using its AI agent, which the Company believes will improve lead conversions, automates scheduling tools, enhances service efficiency, and enables advanced analytics to streamline operations.

Forward-Looking Statements

Certain disclosures in this report include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect, among other things, the Company’s current expectations, assumptions, plans, strategies, and anticipated results, including the ultimate outcome of the AFG Lawsuit, the termination of the Reseller Agreement and the Company’s automotive vertical. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this report. Forward-looking statements reflect the Company’s current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, the Company can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from the Company’s expectations due to a variety of known and unknown risks, uncertainties and other factors.

Although it is not possible to identify all of these risks and factors, they include, among others, (i) uncertainties as to the timing of the AFG Lawsuit; (ii) the risk that the AFG Lawsuit may not be successful; (iii) the failure to replace the Reseller Agreement with alternative arrangements on acceptable terms or at all; (iv) the effect of the announcement or pendency of the AFG Lawsuit and the termination of the Reseller Agreement on the Company’s ability to retain and hire key personnel and raise additional sources of capital, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (v) the effect of the AFG Lawsuit and the termination of the Reseller Agreement on the Company’s automotive vertical; and (vi) risks related to diverting management’s attention from the Company’s business as a result of the AFG Lawsuit. Additional information concerning these and other factors can be found under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC and in the Company’s Quarterly Reports on Form 10-Q. Any one of these factors or a combination of these factors could materially affect the Company’s financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. The Company’s forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01 Exhibits and Financial Statements.

(d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release, issued January 17, 2025 (furnished pursuant to Item 7.01).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAND ENGAGEMENT NETWORK INC.

By:	/s/ Paul Chang
Name:	Paul Chang
Title:	Chief Executive Officer

Dated: January 17, 2025

Exhibit 99.1

FOR IMMEDIATE RELEASE

BEN Ends Exclusive Reseller Relationship with AFG, Advances Automotive Initiatives

Jackson, Wyo. – January 17, 2025 – Brand Engagement Network Inc. (“BEN”) (NASDAQ: BNAI), an innovator in AI-powered customer engagement solutions, today announced the termination of its Exclusive Reseller Agreement (the “Agreement”) with AFG Companies, Inc. (“AFG”) and the filing of a lawsuit in the Northern District of Texas, Dallas Division, against AFG and its CEO, Ralph Wright Brewer III. The lawsuit alleges fraudulent misrepresentation, breach of contract, and the concealment of a ransomware attack on their network shortly before the agreement was executed.

The Agreement, signed in August 2023, was intended to expedite BEN’s entry into the automotive market. However, AFG’s failure to provide access to the agreed-upon operational-ready data platform hindered BEN’s ability to deliver its AI solutions to dealerships. BEN believes these issues caused significant delays in key automotive initiatives and irreparably damaged trust in the partnership.

“We believe AFG’s actions significantly disrupted our efforts to modernize dealership operations,” said Paul Chang, Chief Executive Officer of BEN. “Terminating the Agreement was essential to protect our strategy and enable us to focus on delivering impactful AI solutions to the automotive industry.”

“The ransomware attack occurred before we would have integrated any of our systems with AFG, and at no point were BEN’s systems, data, or customers ever impacted,” Chang added.

BEN Prepares for 2025 Automotive AI Agent Rollout

BEN is finalizing preparations to launch its Automotive AI Agent, a solution that integrates with major automotive data and service platform providers and supports over 13,000 dealerships nationwide. This initiative highlights BEN’s strong commitment to the automotive sector. The AI Agent streamlines dealership operations by improving lead conversion, automating scheduling, enhancing service efficiency, and providing advanced analytics. Additionally, BEN plans to expand its efforts through pilot programs in the Midwest, stronger reseller partnerships in Mexico, and collaborations with Canadian dealership groups. These initiatives showcase BEN’s dedication to delivering innovative, safe, scalable, and data-driven solutions to meet the evolving needs of automotive dealerships.

AI Healthcare Solutions for Patient Engagement Continues to Expand

BEN continues to expand its AI healthcare solutions to transform patient engagement and streamline communications. These solutions adhere to key regulations, including HIPAA, GDPR, SOC 2 Type 1, and CCPA, ensuring the protection of PII and PHI. By prioritizing robust data security and reducing administrative burdens, BEN empowers healthcare providers to focus on delivering high-quality care.

BEN Prioritizes Trust and Automotive Partnerships

“We understand the importance of data security and trust in the automotive industry, in particular. The termination of this Agreement underscores our zero tolerance for actions that undermine trust,” said Walid Khiari, Chief Financial Officer and Chief Operating Officer of BEN. “This decisive step strengthens our ability to prioritize initiatives that benefit our automotive partners.”

About BEN

Brand Engagement Network Inc. (BEN) is a global leader in AI-powered customer engagement solutions. Headquartered in Jackson, Wyoming, with offices in Seoul, South Korea, BEN delivers advanced technology to enhance data utilization, improve interactions, and drive operational efficiency. BEN provides a secure, scalable AI platform that empowers businesses to build trust and achieve impactful results. Serving industries such as automotive, healthcare, and customer service, BEN uses AI-powered digital agents and advanced tools to streamline operations and enhance experiences. Its validated data is delivered through SaaS, Private Cloud, and On-Premises technology, ensuring data privacy and security while enabling efficient operations.

For more information, please visit www.beninc.ai.

Forward-Looking Statements

Certain statements in this communication are “forward-looking statements” within the meaning of federal securities laws. They are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect, among other things, BEN’s current expectations, assumptions, plans, strategies, and anticipated results, including the ultimate outcome of BEN’s lawsuit against AFG (the “AFG Lawsuit”) and the termination of the Agreement. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.

There are a number of risks, uncertainties and conditions that may cause BEN’s actual results to differ materially from those expressed or implied by these forward-looking statements, including but not limited to: (i) uncertainties as to the timing of the AFG Lawsuit; (ii) the risk that the AFG Lawsuit may not be successful; (iii) the failure to replace the Agreement with alternative arrangements on acceptable terms or at all; (iv) the effect of the announcement or pendency of the AFG Lawsuit and the termination of the Agreement on BEN’s ability to retain and hire key personnel and raise additional sources of capital, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (v) risks related to diverting management’s attention from BEN’s business as a result of the AFG Lawsuit; and (vi) (A) the risk factors described in Part I, Item 1A of Risk Factors in BEN’s Annual Report on Form 10-K for the year ended December 31, 2023 and (B) the other risk factors identified from time to time in the BEN’s other filings with the Securities and Exchange Commission (the “SEC”). Filings with the SEC are available on the SEC’s website at http://www.sec.gov.

Many of these circumstances are beyond BEN’s ability to control or predict. These forward-looking statements necessarily involve assumptions on BEN’s part. These forward-looking statements may include words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “should,” “may,” “will,” “might,” “could,” “would,” or similar expressions. All forward-looking statements attributable to the Company or persons acting on BEN’s behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this communication. Furthermore, undue reliance should not be placed on forward-looking statements, which are based on the information currently available to the Company and speak only as of the date they are made. BEN disclaims any intention or obligation to update or revise publicly any forward-looking statements.

Media Contact

Amy Rouyer

P: 503-367-7596

E: amy@beninc.ai

Investor Relations

Susan Xu

P: 778-323-0959

E: sxu@allianceadvisors.com